UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

CLEANTECH INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35002	98-0516425
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China		112616
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (86) 0410-6129922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On September 8, 2014, CleanTech Innovations, Inc. (the “Company”) received a written decision from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the NASDAQ Hearings Panel (the “Hearings Panel”) had determined to maintain the listing of the Company’s common stock on the NASDAQ until December 5, 2014.

The decision is subject to the Company closing, by December 5, 2014, the proposed business combination (the “Merger”) with Six Dimensions, Inc. (“Six Dimensions”). The proposed details of the Merger were previously disclosed in the Company’s Form 8-K filed on June 17, 2014 and Schedule 14C Information Statement filed on September 4, 2014, which had cleared SEC staff comments.

If the Merger closes prior to December 5, 2014, the Listing Qualifications Staff (the “Staff”) of The NASDAQ will determine whether the resulting post-Merger entity, 6D Global Technologies, Inc., meets all initial listing standards. If the Staff determines that 6D Global Technologies, Inc. qualifies for initial listing, 6D Global Technologies, Inc. will continue its NASDAQ listing pursuant to the terms of the Staff’s approval. If 6D Global Technologies, Inc. does not meet listing standards, the Staff will issue a Staff Delisting Determination and begin delisting proceedings.

The Company and Six Dimensions intend to close the Merger on or about September 29, 2014, and the Company intends to complete the change of its incorporation from the State of Nevada to the State of Delaware, and effect a reverse one (1)-for-2.3 stock split prior to the closing of the Merger. Upon closing of the Merger, the Company will be operated under the management team of Six Dimensions.

The Company has applied for a new NASDAQ stock trading symbol “SIXD”. The Company believes that, upon closing of the Merger, the Company will meet the NASDAQ listing standards for the NASDAQ Capital Market listing and remedy the deficiencies raised in the NASDAQ Delisting Determination Letters as previously disclosed in the Company’s Form 8-K filed on August 4, 2014 and August 20, 2014, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANTECH INNOVATIONS, INC.

Date: September 10, 2014	By:	/s/ Terry McEwen
Name: Terry McEwen
Title: Chief Executive Officer